Exhibit 10.6

Execution Version

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of February 9, 2018, by and between Alta Mesa Resources, Inc., a Delaware corporation (“Buyer”), and Asset Risk Management, LLC, a Delaware limited liability company (the “Restricted Party”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Contribution Agreement (as defined below). Buyer and the Restricted Party are sometimes referred to collectively herein as the “Parties” and each, individually, as a “Party”.

PRELIMINARY STATEMENTS

WHEREAS, Buyer is a party to that certain Contribution Agreement by and among Buyer, KFM Holdco, LLC (“Contributor”), Kingfisher Midstream, LLC (the “Company”), and for limited purposes, certain other parties, dated as of August 16, 2017 (the “Contribution Agreement”), pursuant to which, Buyer has agreed to acquire all of the membership interests of the Company;

WHEREAS, the Restricted Party is a party to that certain Amended and Restated Operating and Construction Management Agreement by and between the Restricted Party and the Company, dated as of December 22, 2016, pursuant to which, the Restricted Party provides certain services to and on behalf of the Company; and

WHEREAS, as a condition to Buyer’s obligation to consummate the Transactions, Buyer requires that the Restricted Party execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement and the Contribution Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledge, the Parties agree as follows:

STATEMENT OF AGREEMENT

1. Definitions.

(a) “Hedge” means over-the-counter swaps, including fixed price or options, puts, calls, collars, and other cash-settled transactions constituting “swaps” under the Dodd-Frank Act but excluding futures and any swaps subject to a clearing requirement.

(b) “Marketing Services” means the following services that the Restricted Party or one or more of its Affiliates furnishes or may furnish for or on behalf of various producers of Hydrocarbons: (i) managing all sales-related activities and marketing of producers’ Hydrocarbons, including joint venture and joint interest sales and establishing new direct market opportunities with end-users for such Hydrocarbons; (ii) acting as agent of producers’ gas gathering and treating agreements for the purpose of nominating, scheduling, monitoring daily deliveries, monitoring and resolving imbalances, and administering capacity release sales; (iii) monitoring and confirming producers’ Hydrocarbons sale and transportation activities for accuracy and timeliness such as initiation of flow, volume statements, gas sales statements, transportation statements, invoices and payments, and summarizing and communicating such information to the producer; (iv) managing, in consultation with producers, contract administration for the sale, processing and transportation of producers’ Hydrocarbons; (v) coordinating management, nominations and scheduling of volumes of producers’ Hydrocarbons; (vi) confirming and reconciling actual volumes of producers’ Hydrocarbons to producers’ capacity rights; (vii) calculating, managing and monitoring pipeline imbalances; (viii) providing reporting to producers of all their Hydrocarbon sales volumes, revenues, associated transaction costs, and transportation fees; (ix) conducting marketing and operational meetings with producers and providing performance reviews; (x) negotiating the terms and conditions of third party sales agreements; (xi) performing such other services reasonably requested by producers relating to the marketing of producers’ Hydrocarbons, including blending operations; and (xii) developing and assisting in the development and execution of risk management strategies using Hedges.

(c) “Restricted Area” means the following counties in the State of Oklahoma – Kingfisher, Garfield, Major, Blaine and Logan – and the following townships in Canadian County in the State of Oklahoma – 14N 6W, 14N 5W, 13N 6W and 13N 5W.

(d) “Restricted Business” means the owning or operating of tangible assets for the business of gathering, transporting, processing, treating, storing and disposing of crude oil, natural gas, other hydrocarbons and related liquids, including water, within the Restricted Area; provided, however, that Marketing Services shall not be included in the definition of Restricted Business and the Restricted Party may perform Marketing Services without restriction or limitation hereunder.

2. Acknowledgement. Buyer would not have entered into Contribution Agreement if the Restricted Party had not agreed to the covenants set forth herein; (ii) this Agreement is a material term and material incentive for entering into the Contribution Agreement; and (iii) the Restricted Party had access to and is, directly or indirectly, selling to Buyer as part of the Contribution Agreement the goodwill of the Company and information that is confidential and proprietary to the Company, that constitutes a valuable, special and unique asset of the Company, and with respect to which Buyer is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for which enforcement of this Agreement is brought).

3. Restrictive Covenants.

(a) For a period of 18 months after the Closing Date, the Restricted Party agrees that it will not (i) directly or indirectly employ or engage any (A) Transferred Employee or (B) employee of Buyer or any of its Affiliates (including for this purpose Alta Mesa Holdings, LP, and its Subsidiaries) with whom the Restricted Party or any of its Affiliates had contact with or became aware of prior to the Closing Date or in connection with the Transactions (collectively, the “Restricted Employees”), or (ii) directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Company, Buyer or any Affiliate of Buyer, any Restricted Employees; provided, however, that the Restricted Party may solicit or hire any Restricted Employees if (X) Buyer has consented to the solicitation or hiring of such individual in writing, which consent Buyer may withhold in its sole discretion, or (Y) such solicitation solely occurs by general solicitation for employment not directed at any such Restricted Employees.

(b) For a period of 18 months after the Closing Date, the Restricted Party agrees that it will not, directly or indirectly, acting alone or as a member of a partnership or company, as a holder or owner of any security, as a lender, agent, advisor, consultant or independent contractor: (i) within the Restricted Area, carry on, participate in, or be engaged in (whether for its own account or for the account of any other Person) the Restricted Business; (ii) share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest in any entity which is engaged in the Restricted Business within the Restricted Area; or (iii) encourage or induce, directly or indirectly, any customer or supplier of the Company who is a customer or supplier of the Company within the Restricted Area immediately prior to or any time during the six month period ending at the Closing, or is a prospective customer or supplier of the Company within the Restricted Area immediately prior to or any time during the six month period ending at the Closing, to curtail, cancel or materially reduce its business or refrain from doing business with, Buyer or its Affiliates (which after Closing includes the Company) within the Restricted Area. Notwithstanding the foregoing provisions of this Section 3(b), the Restricted Party may own, solely as an investment, securities of an entity that is engaged in the Restricted Business within the Restricted Area if the Restricted Party (A) is not an Affiliate of the issuer of such securities, (B) does not, directly or indirectly, beneficially own more than 5% in the aggregate of such class of securities, and (C) has no active participation in such entity.

(c) From the Closing Date and through December 31, 2019, Buyer and the Restricted Party will, and will use commercially reasonable efforts to cause its Affiliates and Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, Buyer or the Restricted Party, as applicable, agrees, to the extent legally permissible, to give the other Party prior written notice of such disclosure in sufficient time to permit Buyer or the Restricted Party, as applicable, to seek a protective order should it so determine) or (y) in a Claim brought by Buyer or the Restricted Party, as applicable, in the pursuit of its remedies under this Agreement. Buyer and the Restricted Party shall, whenever such Party discloses Confidential Information other than pursuant to clause (x) and (y) of the preceding sentence, (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

(d) The Restricted Party hereby agrees that if it violates or threatens to violate any of the provisions of this Section 3 it would be difficult to determine the entire cost, damage or injury which Buyer and its Affiliates would sustain. The Restricted Party acknowledges that if it violates any of the provisions of this Section 3, Buyer may have no adequate remedy at law. In the event of such violation, Buyer shall have the right, in addition to any other rights that may be available to it, to seek to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by the Restricted Party of any provision of this Section 3 or to seek to compel specific performance by the Restricted Party of one or more of its obligations under this Section 3. The seeking or obtaining by Buyer of such injunctive relief shall not foreclose or in any way limit the right of Buyer to obtain a money judgment against the Restricted Party for any damage to Buyer that may result from any breach by the Restricted Party of any provision of this Section 3.

(e) The Restricted Party acknowledges that the covenants contained in this Section 3 are reasonable in geographic and temporal scope, and the Restricted Party acknowledges that the covenants contained in this Section 3 are reasonable in temporal scope and that the scope of each of the activities being restrained is reasonable and does not impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer and the Company. If any court of competent jurisdiction determines that any of such covenants, provisions or portions of Section 3, or any part thereof, are unenforceable or otherwise invalid, then (i) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (ii) those of such covenants, provisions or portions that are determined to be unenforceable because of the duration or scope thereof shall be reformed if possible by the court to reduce their duration or scope so as to render the same enforceable against the Restricted Party to the maximum duration and broadest scope permitted by law, and if such reformation is not possible, then severance by the court, and (iii) all remaining covenants, provisions, portions and terms of this Section 3 shall be valid and enforceable to the fullest extent permitted by law.

4. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Restricted Party and Buyer.

5. Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 5, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

6. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

7. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed original.

8. Governing Law, Venue and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Asset Risk Management, LLC

By:	/s/ Zachary D. Lee
Name:	Zachary D. Lee
Title:	Chief Executive Officer

Signature Page to Restrictive Covenant Agreement

Alta Mesa Resources, Inc.

By:	/s/ Stephen S. Coats
Name:	Stephen S. Coats
Title:	Secretary

Signature Page to Restrictive Covenant Agreement